EXHIBIT 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

ACCESSKEY IP, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article IV was amended to read as follows:

ARTICLE IV
CAPITAL STOCK

The aggregate number of shares which this Corporation shall have authority to issue is: One Billion Five Hundred Five Million (1,505,000,000) shares of $.001 par value each, of which One Billion Five Hundred Million (1,500,000,000) shares shall be designated "Common Stock" and Five Million (5,000,000) shares shall he designated "Preferred Stock" [continued on attached page]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:    67%

3. Effective date of filing: (optional) 4. Signature: (required)	(must not be later than 90 days after the certificate is filed)
X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Attachment to Certificate of Amendment of ACCESSKEY IP, INC.

and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares in any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Nevada Business Corporation Act.

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For the purpose of clarity, the entire resolution concerning amendment is set forth below.

RESOLVED, the first paragraph of Article IV of the Articles of Incorporation shall be amended to read as follows:

ARTICLE IV
CAPITAL STOCK

The aggregate number of shares which this Corporation shall have authority to issue is: One Billion Five Hundred Five Million (1,505,000,000) shares of $.001 par value each, of which One Billion Five Hundred Million (1,500,000,000) shares shall be designated "Common Stock" and Five Million (5,000,000) shares shall he designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares in any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Nevada Business Corporation Act.